Exhibit 99.1

Uranium Resources Comes to Agreement with Navajo Nation

  Granted temporary access to Sections 8, 9 and 17 for regulatory visits and to support license or permit requirements
  URI volunteers to clean up Section 17 based on a to be agreed upon remediation plan

GRANTS, N.M.--(BUSINESS WIRE)--July 31, 2012--Uranium Resources, Inc. (NASDAQ: URRE) (“URI” or the “Company”), announced that its wholly-owned subsidiary Hydro Resources, Inc. (HRI) has come to agreement with the Navajo Nation regarding temporary access for its Churchrock Section 8 property. The Temporary Access Agreement (“Agreement”) is intended by both parties to settle the alleged trespass issue related to the Notice of Violation and Order to Comply with the Navajo Nation Civil Trespass Act received by the Company on April 5, 2012. Access provided under the Agreement is for regulatory requirements to include on site visits with the Nuclear Regulatory Commission, but does not allow for any construction activities or earth disturbances.

Reviewing the significance of the progress made to date in discussions with the Navajo Nation, Don Ewigleben, President and CEO of URI, noted, “We have been involved in extensive and meaningful conversations with members of the Navajo Nation and its government rather than taking the approach to litigate jurisdictional authority and believe this agreement is a solid first step toward helping address the legacy issues left behind by previous uranium mining, while enabling us to move forward with our project.”

Under the terms and for the duration of this agreement, HRI has agreed to the jurisdiction of the Navajo Nation. HRI also offered to complete remediation of any radioactive contamination on Sections 17 or 8 prior to commencing in situ leach recovery on Section 8.

Mr. Ewigleben added, “While there is much yet to be accomplished in order for us to advance our project forward, we believe the agreement we have reached with the Navajo Nation is of significance and indicates a willingness by both parties to work toward finding a mutually beneficial solution. We are currently developing cost estimates and timelines for the remediation. Given the many issues yet to be agreed upon and the need to determine a time line for the remediation, we are also revisiting our present schedule which has projected Churchrock Section 8 production commencing by the fourth quarter of 2013.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years along with an extensive information database of historic drill hole logs, assay certificates, maps and technical reports. None of URI’s properties is currently in production.

URI’s strategy is to fully develop its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium assets or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its website at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

CONTACT:
Investor Contact:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Media Contact:
Mat Lueras, 505-269-8317
Vice President, Corporate Development
mlueras@uraniumresources.com
or
Company Contact:
Don Ewigleben, 972-219-3330
President & Chief Executive Officer